Exhibit 99.1

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466
ADVANCED PHOTONIX, INC.
REPORTS SECOND QUARTER FISCAL 2007 RESULTS
•	Net sales up 13% from year ago quarter driven by telecom
•	Gross profit margin improved to 49%
•	GAAP loss of $0.06 per shares, Proforma loss of $0.01 per share.
Ann Arbor, MI, November 13, 2006 —Advanced Photonix, Inc.® (AMEX:API) (the “Company”) today reported its second quarter fiscal 2007 results.
Revenues for the second quarter of fiscal 2007 ended September 29, 2006 were $5.9 million, an increase of $700,000, or 13%, compared to revenues of $5.2 million for the quarter ended September 25, 2005. . The Company reported a net loss calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”) basis of $1.1 million, or $.06 per share fully diluted, for the quarter, compared with a GAAP net loss of $1.6 million, or $0.09 per share fully diluted, for the second of 2006.
The growth in revenues in the second quarter was primarily due to substantial growth in telecommunications, which was driven by its high-speed optical receiver (“HSOR”) product platform. Telecommunications market revenues were $1.761 million, an increase of 91% (or $841,000) over 2006 revenues of $920,000 and an increase of 137% over first quarter 2007 telecommunication revenues.
The $500,000 improvement in GAAP net loss in the second quarter was primarily attributable to an increase in gross margins due to product mix. Cost of sales for the current quarter were $3.0 million, or 51% of sales, as compared to $3.1 million, or 59% of sales, for the comparable quarter a year ago, As a result, gross profit increased to $2.9 million, or 49% of sales, for the second quarter of fiscal 2007, from $2.1 million, or 40.7% of sales, for the second quarter of 2006, an increase of $800,000 (or 38%).
Revenues for the six months ended September 29, 2006 were $11.5 million, an increase of $1.3 million, or 12%, over the comparable revenues of $10.3 million for the six months ended September 25, 2005, due to substantial growth in the telecommunications, industrial sensing/NDT and military/aerospace markets. The Company reported a GAAP net loss of $2.4 million, or $0.12 per share fully diluted, for the six months ended September 29, 2006, as compared with a GAAP net loss of $1.9 million, or $0.11 per share fully diluted, for the six months ended September 25, 2005.
The pro forma net loss for the second quarter of fiscal 2007 was $113,000, or $0.01 per share fully diluted, compared to a pro forma net loss of $399,000 or $0.02 per share fully diluted, for the comparable period a year ago. Pro forma net income for the six month period ended September 29, 2006 was a loss of $400,000 or $0.02 per share fully diluted, as compared to a Proforma net loss of $172,000, or $0.01 per share fully diluted, for the period ended September 25, 2005.
Pro forma net income is considered non-GAAP financial information, and a reconciliation of non-GAAP financial measures used in this press release to the GAAP financial measures can be found in the Reconciliation of Pro Forma Income to GAAP Income financial schedule, included on page four of this press release.
On an EBITDA basis (which is defined as GAAP earnings before interest, taxes, depreciation, and amortization), the Company reported a net profit of $82,000 for the second quarter of 2007. This compares to a net loss of

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466
$24,000 for the for the second quarter of 2006. A reconciliation of EBITDA to GAAP Income can also be found on page four of this press release.
Richard Kurtz, Chairman and Chief Executive Officer, commented, “We are pleased with the results of the second quarter, especially in the growth of our telecommunications market. Overall, we met our revenue growth targets for the quarter and are ahead of our gross margin expectations. While we continue to be disappointed in the speed at which the Transportation Security Administration (TSA) is developing and deploying the next generation technologies for Homeland security, we are actively engaged in non-destructive testing application development for other markets, and in the development of next generation terahertz systems. These next generation systems will provide the foundation for further expansion in homeland security, aerospace, military and industrial quality control markets, and we believe will pay dividends in the coming years. We continue to hold to our previously announced revenue guidance of $27 million to $28 million, or approximately 15% to 20% revenue growth, for fiscal 2007.”
The Company will hold a conference call to discuss the results for the second quarter ended September 29, 2006 on Monday, November 13, 2006, at 5:00 PM EST. Participants can dial into the conference call at 866-314-4865 (617-213-8050 for international) using the pass code 13595880. The call will be webcast live by CCBN and can be accessed at Advanced Photonix’s web site at http://investor.advancedphotonix.com/ or at www.earnings.com. An audio replay of the call will be available shortly thereafter the same day and will remain on-line for two weeks. The replay number is 888-286-8010 (617-801-6888 for international) using passcode 52828284.
The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company and a decline in the general demand for optoelectronic products.

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466
Consolidated Statement of Operations (unaudited)

	Three Months ended		Six Months Ended
	September 29,	September 25,	September 29,	September 25,
	2006	2005	2006	2005
Total Revenues	$5,877,776	$5,193,466	$11,546,065	$10,270,892

Total Cost of Sales	2,997,150	3,077,141	6,188,710	5,999,248

Gross Margin	2,880,626	2,116,325	5,357,354	4,271,644
	49.0%	40.7%	46.4%	41.6%

Other Operating Expenses
Research & Development	1,018,987	802,406	1,987,903	1,246,564
General & Administrative	1,900,319	1,455,451	3,579,769	2,809,272
Sales & Marketing	452,231	506,229	983,565	829,332

Total Other Operating Expenses	3,371,537	2,764,086	6,551,237	4,885,168

Net Operating Loss	(490,911)	(647,761)	(1,193,883)	(613,524)

Other (Income) & Expense
Other (Income)/Expense	(5,411)	(138)	(4,540)	6,994
Interest Income	(58,702)	(5,084)	(116,413)	(14,697)
Other Expense — Wafer Fab	88,344	—	120,897	—
Interest Expense — Related Party	54,899	51,196	111,870	100,177
Interest Expense — Warrant discount	345,899	789,859	640,360	891,173
Interest Expense	207,655	139,770	411,148	262,203

Other (Income)/Expense	632,684	975,603	1,163,322	1,245,850

Net Loss	$(1,123,595)	$(1,623,364)	$(2,357,205)	$(1,859,374)

Net earnings per share	$(0.06)	$(0.09)	$(0.12)	$(0.11)
Diluted earnings per share	anti-dilutive	anti-dilutive	anti-dilutive	anti-dilutive

Weighted Number of shares outstanding	19,026,000	17,252,000	19,003,000	16,192,000
Fully diluted number of shares outstanding	22,479,710	19,783,000	22,456,822	18,723,000

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466
Non-GAAP Financial Measures
The Company provides pro forma Net Income and EBITDA as supplemental financial information regarding the Company’s operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Profroma Net Income and EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of pro forma Net Income and EBITDA to GAAP net income and loss are set forth in the financial schedule section below.
Reconciliation of Pro-forma Income to GAAP Income

	Three months ended		Six months ended
	September 29, 2006	September 25, 2005	September 29, 2006	September 25, 2005
Net Income (Loss)	$(1,124,000)	$(1,624,000)	$(2,357,000)	$(1,859,000)

Add Back:
Interest Expense — Convertible notes	129,000	59,000	249,000	179,000
Interest expense — Warrant (Fair Value)	346,000	790,000	640,000	891,000
Amortization — prepaid finance expense	33,000	57,000	66,000	120,000
Amortization — PICO intangibles/patents	349,000	319,000	698,000	497,000
Stock Option Compensation Expense	66,000	—	183,000	—
Other Expense — Wafer Fabrication	88,000	—	121,000	—

Subtotal — Add backs	1,011,000	1,225,000	1,957,000	1,687,000

Pro Forma Net Income	$(113,000)	$(399,000)	$(400,000)	$(172,000)

Net earnings per share	$(0.01)	$(0.02)	$(0.02)	$(0.01)
Diluted earnings per share	anti dilutive	anti dilutive	anti dilutive	anti dilutive

Weighted Number of shares outstanding	19,026,000	17,252,000	19,003,000	16,192,000
Fully diluted number of shares outstanding	22,479,710	19,783,000	22,456,822	18,723,000
Reconciliation of EBITDA to GAAP Income

	Three months ended		Six months ended
	September 29, 2006	September 25, 2005	September 29, 2006	September 25, 2005
Net Income (Loss)	$(1,124,000)	$(1,624,000)	$(2,357,000)	$(1,859,000)
Add Back:
Net Interest expense (income)	204,000	186,000	407,000	348,000
Interest expense — Warrant (Fair Value)	346,000	790,000	640,000	891,000
Depreciation Expense	241,000	207,000	478,000	365,000
Amortization — Intangibles/patents	382,000	360,000	763,000	593,000
Amortization — prepaid finance expense	33,000	57,000	66,000	120,000

Subtotal — Add backs	1,206,000	1,600,000	2,354,000	2,317,000

EBITDA	$82,000	$(24,000)	$(3,000)	$458,000

Advanced Photonix, Inc.® (AMEX: API) is a leading vertically integrated optoelectronic semiconductor manufacturer of optoelectronic solutions, high-speed optical receivers and terahertz instrumentation to a global OEM customer base. Products include patented silicon (Si), indium phosphide (InP) and gallium arsinide (GaAs) based APD, PIN, and FILTRODE® photodetectors; high-speed optical receivers; and the T-Ray™ 2000 and QA1000 THz product platforms. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.